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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2002

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-23195 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
1350 Treat Boulevard, Suite 250 Walnut Creek, California (Address of principal executive offices)		94597 (Zip Code)
(925) 937-3950 (Registrant's telephone number, including area code)

.

        This Current Report on Form 8-K/A is being filed to amend Item 7 of the Form 8-K filed by Tier Technologies, Inc. (the "Company") with the Securities and Exchange Commission on August 8, 2002 to include the financial statements of Official Payments Corporation and the required pro forma financial information. The pro forma financial information presents the pro forma effects of the Company's acquisition of Official Payments Corporation, including the recording of assets and liabilities in connection with the allocation of the purchase price.

Item 2. Acquisition or Disposition of Assets.

Acquisition of All the Issued and Outstanding Capital Stock of Official Payments Corporation.

        On July 25, 2002, pursuant to a tender offer, Tier Technologies, Inc., a California corporation (the "Company") acquired approximately 97.5% of the issued and outstanding shares of Official Payments Corporation ("OPC"), a Delaware corporation. On July 31, 2002, the Company acquired the remaining issued and outstanding OPC stock pursuant to a short-form merger of a wholly-owned subsidiary with and into OPC. The purchase price was determined by arms-length negotiations between representatives of the Company and OPC and totaled approximately $70.6 million in cash, including approximately $2.6 million in acquisition costs. The acquisition was effected pursuant to an Agreement and Plan of Merger by and between the Company, Kingfish Acquisition Corporation and Official Payments Corporation dated as of May 30, 2002 (the "Merger Agreement"). The description contained in this Item 2 of the transaction contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was previously filed with the Company's Schedule TO-T filed June 11, 2002. OPC is a leading provider of electronic payment options to government entities. The funds used by the Company in connection with the initial purchase price are from the Company's working capital. The Company intends to continue to use the acquired assets for the same general purpose as used by OPC.

Item 7. Financial Statements and Exhibits.

(a)
Financial Statements of Business Acquired.

(b)
Pro Forma Financial Information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2002	F-30
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended March 31, 2002	F-31
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended September 30, 2001	F-32

2

(c)
Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and between Official Payments Corporation, Tier Technologies, Inc. and Kingfish Acquisition Corporation dated as of May 30, 2002 (filed as Exhibit (d)(1) to the Company's Schedule TO-T filed with the Securities and Exchange Commission on June 11, 2002, and incorporated by reference herein).
99.1
Press release dated May 31, 2002 announcing agreement to acquire Official Payments Corporation (filed with the Company's Schedule TO-T filed with the Securities and Exchange Commission on June 11, 2002, and incorporated by reference herein).
99.2
Press release dated July 25, 2002 announcing completion of tender offer to acquire Official Payments Corporation (filed as Exhibit (a)(5)(G) to the Company's Schedule TO-T/A filed with the Securities and Exchange Commission on July 25, 2002, and incorporated by reference herein).
99.3	Press release dated August 1, 2002 announcing completion of acquisition of Official Payments Corporation (filed as Exhibit 99.3 of the Current Report on Form 8-K filed August 8, 2002).

3

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.
	By:	/s/ LAURA B. DEPOLE Laura B. DePole Chief Financial Officer
Date: October 7, 2002

4

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Official Payments Corporation, Tier Technologies, Inc. and Kingfish Acquisition Corporation dated as of May 30, 2002.*
99.1	Press release dated May 31, 2002 announcing agreement to acquire Official Payments Corporation.*
99.2	Press release dated July 25, 2002 announcing completion of tender offer to acquire Official Payments Corporation.*
99.3	Press release dated August 1, 2002 announcing completion of acquisition of Official Payments Corporation.*

*
Previously filed

5

Independent Auditors' Report

To The Board of Directors and Stockholders of
Official Payments Corporation:

        We have audited the accompanying balance sheets of Official Payments Corporation as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. In connection with our audit of the financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Official Payments Corporation at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        /s/ KPMG LLP

New York, New York
January 22, 2002

OFFICIAL PAYMENTS CORPORATION

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2001	December 31, 2000
ASSETS
Current assets:
Cash	$3,569	$3,783
Short-term investments	45,561	62,115
Accounts receivable, net of allowance for doubtful accounts of $242 and $111 in 2001 and 2000	3,666	2,210
Prepaid expenses and other current assets	105	600

Total current assets	52,901	68,708
Property and equipment, net	6,902	7,511
Other assets	44	44

Total assets	$59,847	$76,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,323	$1,023
Accrued merchant discount fees	1,775	1,123
Accrued payroll	274	454
Accrued expenses	2,106	4,026
Restructuring obligations	2,038	—
Current portion of capital lease obligations	543	580

Total current liabilities	10,059	7,206
Long-term portion of capital lease obligations	165	604
Long-term restructuring obligations	2,029	—

Total liabilities	12,253	7,810

Stockholders' equity:
Common stock, $.01 par value; 150,000,000 shares authorized; 21,981,615 and 21,505,770 shares issued and outstanding as of December 31, 2001 and 2000	220	215
Additional paid-in capital	130,127	129,473
Deferred stock compensation	—	(19,803)
Accumulated deficit	(82,753)	(41,432)

Total stockholders' equity	47,594	68,453

Total liabilities and stockholders' equity	$59,847	$76,263

See accompanying notes to financial statements.

OFFICIAL PAYMENTS CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2001	2000	1999
Net revenues	$31,445	$26,084	$8,841
Cost and expenses:
Cost of revenues	26,364	20,907	6,345
Sales and marketing	6,568	9,212	1,301
Development costs	4,344	2,953	1,032
General and administrative	8,811	10,042	2,692
Depreciation expenses	3,368	1,716	288
Restructuring and asset abandonment	6,045	—	—
Amortization of deferred stock-based compensation	19,803	15,728	7,940

Total operating expenses	75,303	60,558	19,598

Loss from operations	(43,858)	(34,474)	(10,757)
Other income, net	2,537	4,436	357

Net loss	$(41,321)	$(30,038)	$(10,400)

Basic and diluted net loss per share	$(1.88)	$(1.40)	$(0.66)

Weighted-average shares used in computing basic and diluted net loss per share	21,948	21,421	15,677

See accompanying notes to financial statements.

OFFICIAL PAYMENTS CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock
			Additional Paid-in Capital	Deferred Stock Compensation	Accumulated (Deficit)	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 1998	15,000	$150	$1,028	$—	$(994)	$184
Deferred stock compensation	—	—	42,905	(42,905)	—	—
Amortization of stock-based compensation	—	—	—	7,940	—	7,940
Services performed by stock holder	—	—	118	—	—	118
Issuance of common stock	513	5	4,995	—	—	5,000
IPO proceeds, net of issuance costs of $7,532	5,750	58	78,661	—	—	78,719
Net loss	—	—	—	—	(10,400)	(10,400)

Balance at December 31, 1999	21,263	213	127,707	(34,965)	(11,394)	81,561

Deferred stock compensation	128	1	565	(566)	—	—
Amortization of stock-based compensation	—	—	—	15,728	—	15,728
Exercise of stock options	115	1	1,201	—	—	1,202
Net loss	—	—	—	—	(30,038)	(30,038)

Balance at December 31, 2000	21,506	215	129,473	(19,803)	(41,432)	68,453

Cancellation of restricted stock	(1)	—	(4)	—	—	(4)
Amortization of stock-based compensation	—	—	—	19,803	—	19,803
Exercise of stock options	477	5	658	—	—	663
Net loss	—	—	—	—	(41,321)	(41,321)

Balance at December 31, 2001	21,982	$220	$130,127	$—	$(82,753)	$47,594

See accompanying notes to financial statements.

OFFICIAL PAYMENTS CORPORATION

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2001	2000	1999
Operating Activities:
Net loss	$(41,321)	$(30,038)	$(10,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,368	1,716	288
Asset abandonment	1,519	—	—
Bad debt expense	57	59	47
Amortization of deferred stock-based compensation	19,803	15,728	7,940
Services performed by related party	—	—	118
Changes in operating assets and liabilities:
Accounts receivable	(1,513)	(1,134)	(628)
Prepaid expenses and other current assets	495	(106)	(820)
Accounts payable and accrued merchant discount fees, payroll and expenses	852	4,183	1,389
Current and long-term restructuring obligations	4,067	—	—

Net cash used in operating activities	(12,673)	(9,592)	(2,066)
Investing Activities:
Net (purchases) maturities of short-term investments	16,554	17,067	(78,871)
Capital expenditures	(4,278)	(7,094)	(1,054)

Net cash provided by (used in) investing activities	12,276	9,973	(79,925)
Financing Activities:
Proceeds from issuance of common stock	—	—	83,719
Proceeds from stock option exercises	658	1,202	—
Repayment of notes payable to related party	—	—	(3,300)
Borrowing on sale-leaseback agreement	—	857	—
Notes payable to related party	—	—	2,800
Repayment of notes payable and capital leases	(475)	(300)	(216)

Net cash provided by financing activities	183	1,759	83,003

Net increase (decrease) in cash	(214)	2,140	1,012
Cash at the beginning of the year	3,783	1,643	631

Cash at the end of the year	$3,569	$3,783	$1,643

Supplemental disclosure:
Interest paid	$112	$319	$185
Assets acquired through capital leases	$—	$968	$503

See accompanying notes to financial statements.

OFFICIAL PAYMENTS CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

        Official Payments Corporation (the "Company" or "Official Payments") is a leading provider of electronic payment options to government entities, enabling consumers to use their credit cards to pay, through the Internet or by telephone, personal federal and state income taxes, sales and use taxes, real estate and personal property taxes, tuition payments, motor vehicles fees, fines for traffic violations and parking citations and other government-imposed taxes and fees. The Company commenced current operations on June 26, 1996, initially offering its credit card payment services for the payment of fines for traffic violations, parking citations and real estate and personal property taxes. In 1998, the Company signed a credit card payment contract with the IRS to provide its services for the payment by telephone of personal federal "balance due" income taxes in 1999. In 2000, the Company began processing estimated and extension tax payments, as well. In 2000, the Company entered into a contract with the IRS for an initial one-year term (2001), which the IRS subsequently renewed for an additional year (2002). That contract authorized the Company to collect credit card payments via its Internet platform, as well as by telephone. In August 2001, the Company announced that the IRS had further expanded the scope of its agreement with the Company to include two additional payment categories beginning in 2002: current-year delinquent tax payments and installment tax payments.

        Comerica Incorporated, a financial holding company, is the record owner of approximately 54% of the outstanding common stock of the Company. Comerica obtained this ownership interest upon its January 2001 acquisition of Imperial Bancorp (the parent of Imperial Bank, which was then the holder of the majority interest in the Company).

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Significant estimates embedded in the financial statements include the allowance for sales returns, doubtful accounts, restructuring obligations and facility consolidations. With respect to estimating the allowance for doubtful accounts, management analyzes its historical reversals and chargeback experience, the aging of accounts receivable, customer and product specific factors and client credit worthiness. In determining restructuring obligations, management considered the number of individuals affected by the action, the expected date of termination and agreed upon severance amount. In addition, for lease termination obligations, management considered the actual or expected date of termination and did not consider any possible sublease income since the realization of sublease income is not probable and is not estimable.

Reclassification

        Certain amounts in financial statements for prior years have been reclassified to conform to the current year's presentation.

Cash and Restricted Cash

        Cash consists of demand deposits and certificates of deposit with original maturities of three months or less.

        In December 1999, the Company entered into a letter of credit agreement to secure a facilities operating lease for the corporate headquarters located in Stamford, Connecticut. As part of this agreement, the Company is required to hold a three-month certificate of deposit as a form of security for the letter of credit. As of December 31, 2001, the three-month certificate of deposit amounted to $151,430.

Short-Term Investments

        As of December 31, 2001, the Company had short-term investments of $45.6 million. The Company classifies its short-term investments as "available-for-sale." Financial instruments classified as short-term investments include government securities and commercial paper (with a Standard and Poor's rating of A-1 or better), mostly with remaining maturity dates of less than twelve months. Such investments are recorded at cost, which approximates fair value based on quoted market prices.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalent, short-term investments and accounts receivable. The Company performs ongoing credit evaluations of its clients and generally does not require collateral. Uncollectible accounts have been insignificant to date. The Company had one client that accounted for greater than 10% of accounts receivable at December 31, 2001.

        In the year ended December 31, 2001 and 2000, transaction fees from IRS payments accounted for 63% and 69% of total revenues, respectively.

        Most of the Company's agreements with its clients (including the IRS) can be terminated by the respective client without cause on short notice, generally 30 to 90 days. In addition, a client may choose not to renew its contract with the Company or may not choose the Company's proposal in response to a request for proposals to perform additional services or the existing service in subsequent time periods. If one of the Company's larger existing government clients (such as the IRS) chooses to terminate its contract or memorandum of understanding with the Company, the business, operating results and financial condition of the Company could be materially and adversely affected.

Internally Developed Software

        The Company has adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which requires that certain costs for the development of internal use software should be capitalized, including the costs of coding, software configuration, upgrades and enhancements. Upon completion of the application and infrastructure development stage, the Company amortizes these costs on a straight-line basis over an estimated useful life of three years. In the 2001, 2000 and 1999 fiscal years, during the application and infrastructure development stage, the Company capitalized approximately $3.7 million, $2.8 million and $200,000 of internally developed software costs, respectively. Virtually all of the costs that were capitalized during 2001 and 2000 were for the development of the Company's Web site that allows consumers to pay their taxes via the Internet. The net book value of these costs is approximately $4.8 million, $2.9 million and $94,000 as of December 31, 2001, 2000 and 1999, respectively.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the property and equipment, generally three years for purchased software and office equipment and five years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or the estimated useful life of the asset. Effective 2001, the Company revised certain of its estimated lives for specific depreciable assets and abandoned specific equipment that resulted in a $1.5 million increase in the Company's net loss for the year ended December 31, 2001. The estimated lives of certain equipment was decreased from five years to three years. The Company revised these estimates after committing to certain upgrades to its technical infrastructure.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset and the Company's terminal value. If any assets are considered to be impaired, the impairment to be recognized in the current period is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Since June 26, 1996 (inception) through December 31, 2001, no impairment losses have been identified.

Restructuring Charge

        Restructuring activities are accounted for in accordance with the guidance provided by the Emerging Issues Task Force (EITF) in EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" and the Securities and Exchange Commission in SAB No. 100 "Restructuring and Impairment Charges." With respect to the recognition of restructuring expenses, these two pronouncements generally require management approval of the restructuring plan, the determination of the employees to be terminated and communication of the severance benefits arrangement to the employees. See "NOTES TO FINANCIAL STATEMENTS-No. 8 ("Restructuring and Asset Abandonment").

Stock-Based Compensation

        The Company uses the intrinsic value method of accounting for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized on a straight-line basis over the vesting period of the individual award consistent with the method described in Accounting Principles Board (APB) Opinion No. 25.

        In the first quarter of 2001, the Company fully amortized the $19.8 million deferred stock-based compensation for employee stock options and restricted shares of common stock that became fully vested, pursuant to the terms of the Company's stock incentive plans, as a result of Comerica Incorporated's acquisition of Imperial Bancorp, the parent of the Company's majority controlling stockholder, which constituted a change of control of the Company.

Comprehensive Income (Loss)

        The Company has no material or significant components of other comprehensive income (loss).

Revenue Recognition

        The Company's revenues are derived primarily from convenience fees paid by consumers for credit card payment services provided by the Company. Convenience fees are charged based on the amount of the payment processed and the type of government obligation being paid. Revenues are recognized in the period in which the services are provided. The revenues are presented net of a provision for convenience fees when the collection of the amount due is not reasonably assured but is estimated and established in the period in which the services are provided.

        In the normal course of business and with respect to certain government clients, the Company collects tax payments in addition to the convenience fees and then forwards the tax payments to the government entities. The Company's obligation with respect to the tax payments totaled $678,000 at December 31, 2001 and is included in Accounts Payable on the accompanying balance sheet.

Advertising Expense

        The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense on the statement of operations and totaled approximately $2.8 million, $5.2 million and $69,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        In October 2001, the Company entered into a cooperative advertising arrangement with one of the credit card companies pursuant to which it received $350,000 from such company for use in the Company's 2002 April tax season advertising campaign. The Company will consider these funds as a reimbursement of costs incurred and will net the proceeds against sales and marketing expenses as incurred.

Accounting for Income Taxes

        Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets reported if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Loss per Share

        Net loss per share is computed in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of outstanding shares of common stock during the period. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options to purchase common stock using the treasury stock method.

        Net loss per share for the year ended December 31, 2001, 2000 and 1999 does not include the effect of 4,351,154, 4,870,423 and 6,146,743 options to purchase common stock with a weighted average exercise price of $1.44, $1.51 and $4.66 per share, respectively, because the effects are anti- dilutive.

Recent Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations" (FAS 141), and Statement No. 142, "Goodwill and Other Intangible Assets" (FAS 142). FAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. FAS 141 also provides new criteria to determine whether an acquired intangible asset should be recognized separately from goodwill.

        Upon adoption of FAS 142, amortization of existing goodwill would cease and the remaining book value would be tested for impairment at least annually at the reporting unit level using a new two- step impairment test. Amortization of goodwill recorded on equity investments would also cease, but this embedded goodwill will continue to be tested for impairment under current accounting rules for equity investments. In addition, there would be adjustments to the equity in net income of affiliates line item to reflect the impact of adopting these new Statements on the operations of equity investments. The Company will adopt both Statements on January 1, 2002 and the Company does not have any goodwill as of December 31, 2001. The Company does not expect the adoption of these Statements to have a material effect on its financial position or results of operations.

        In October 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS 144). This Statement establishes a single accounting model, based on the framework established in FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and broadens the presentation of discontinued operations to include more disposed transactions. The provisions of FAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will adopt FAS 144 for the fiscal year 2002 and does not expect that the adoption of this statement will have a material effect on the Company's financial position or results of operation.

2. Financial Statement Components

  Property and Equipment

        Property and equipment consisted of the following as of December 31 (in thousands):

	2001	2000
Computer equipment	$6,771	$6,242
Purchased software development cost	6,477	2757
Furniture and fixtures	803	747

	14,051	9,746
Less: Accumulated depreciation and amortization:	7,149	2,235

	$6,902	$7,511

        Certain computer equipment, software and office equipment are recorded under capital leases that aggregated $1.6 million as of December 31, 2001 and 2000. Accumulated amortization on the assets recorded under capital leases aggregated $1,015,000 and $513,000 as of December 31, 2001 and 2000, respectively. Depreciation expense was $3.4 million and $1.7 million as of December 31, 2001 and 2000, respectively, which includes depreciation expense for assets under capital leases of $502,000 and $452,000 as of December 31, 2001 and 2000, respectively.

Amortization of Stock-Based Compensation

        Deferred stock-based compensation are non-cash and have been presented as a separate component of operating expenses in the Company's statement of operations. The following table shows the cost of such charges as allocated to sales and marketing, development costs and general and administrative expenses, which allocation (in thousands) is based on the functional responsibilities of the underlying employees in the years ended December 31:

	2001	2000	1999
Sales and marketing	$1,872	$1,887	$2,250
Development costs	53	85	1,089
General and administrative	17,878	13,756	4,601

	$19,803	$15,728	$7,940

        In the first quarter of 2001, the Company fully amortized the $19.8 million deferred stock-based compensation for employee stock options and restricted shares of common stock that became fully vested, pursuant to the terms of the Company's stock incentive plans, as a result of Comerica Incorporated's acquisition of Imperial Bancorp, the parent of the Company's majority controlling stockholder, which constituted a change of control of the Company.

Other Income, Net

        Other income, net, consists of the following (in thousands):

	Years ended December 31,
	2001	2000	1999
Interest income	$2,654	$4,749	$468
Interest expense	(112)	(319)	(135)
Other income (expense)	(5)	6	24

	$2,537	$4,436	$357

3. Lease Obligations and Commitments

        In April 2000, the Company entered into a sale-leaseback agreement for approximately $968,000 of equipment. The sale-leaseback transaction did not result in any profit or loss for the Company because the selling price of the equipment was equal to the cost on the closing date of the agreement. The term of the agreement is 36 months. The leased equipment was accounted for as a capital lease, in accordance with SFAS No. 13, "Accounting for Leases," and is included as computer equipment as of December 31, 2001. The Company is in compliance with all financial covenants under these leases as of December 31, 2001.

        Future minimum capital lease payments as of December 31, 2001 were as follows (in thousands):

Year ending December 31,
2002	$543
2003	228

Total minimum lease payments	771
Less: Amount representing imputed interest	63

Present value of minimum lease payments	708
Less: current portion	543

Minimum lease payments, less current portion	$165

        Future minimum lease payments under non-cancellable operating leases, including space vacated, as of December 31, 2001 were as follows (in thousands):

Year ending December 31,
2002	$670
2003	684
2004	698
2005	335
Thereafter	—

Total minimum lease payments. under operating leases	$2,387

        Rental expense under operating leases for the years ended December 31, 2001, 2000 and 1999 was $701,000, $556,000 and $206,000, respectively.

4. Stockholders' Equity

        In January 1998, Imperial Bank (which has subsequently merged into Comerica Bank- California) purchased nine million shares of the Company's common stock from Beranson Holdings, Inc. for $3,010,000 (representing 75% of the twelve million shares of common stock in the Company owned by Beranson at that time). In addition, Imperial Ventures, a wholly owned subsidiary of Imperial Bank, transferred its three million shares of the Company's common stock to Imperial Bank.

        Imperial Bank and Beranson Holdings were the holders of 80% and 20% of the Company's common stock, respectively, as of December 31, 1998.

        In August 1999, the Company issued 2,400 shares of common stock to Imperial Bank for an aggregate consideration of $8.00, and 600 shares of common stock to Beranson Holdings for an aggregate consideration of $2.00. In connection with the merger of U.S. Audiotex, LLC into U.S. Audiotex Corporation, the limited liability company interests of Imperial Bank and Beranson Holdings in U.S. Audiotex, LLC were exchanged for 11,997,600 and 2,999,400 shares of the Company's common stock, respectively. Share information has been restated for all periods presented.

        In November 1999, the Company sold to E*Trade Group, Inc. (E*TRADE) 512,820 shares of common stock at a price of $9.75 per share, for a total consideration of approximately $5 million.

        On November 29, 1999, the Company completed the initial public offering of its common stock. The Company sold 5,750,000 shares of common stock, including 750,000 shares sold in connection with the exercise of the underwriters' over-allotment option. The initial public offering price was $15.00 per share for an aggregate initial public offering of $86.2 million. The Company paid a total of $6.0 million in underwriting discounts and commissions and approximately $1.5 million has been incurred for other offering expenses. After deducting the underwriting discounts and commissions and the offering expenses the estimated net proceeds to the Company from the offering were approximately $78.7 million.

Stock Split

        In October 1999, the Company's Board of Directors authorized a three-for-one split of all the outstanding shares of the Company's common stock. Shares and per share information has been restated for all periods presented to give effect to this stock split.

1999 Stock Incentive Plan

        The Company's Board of Directors adopted the 1999 Stock Incentive Plan (the "1999 Plan") in August 1999. The 1999 Plan provides for the grant of stock options to employees, outside directors, consultants or independent advisors of the Company. A total of 7,650,000 shares of the Company's common stock are reserved for issuance under the 1999 Plan, 900,000 of which are available for grants to outside directors.

        Awards under the 1999 Plan are made at the discretion of the Compensation Committee of the Company's Board of Directors or the Board of Directors (in the case of awards made to outside directors). Options granted under the 1999 Plan may be designated as incentive stock options or non- qualified stock options at the discretion of the granting authority, with exercise prices for incentive stock options of not less than the fair value of the underlying stock at the date of grant. Options granted under the 1999 Plan typically vest over a maximum three-year period and expire ten years from the date of grant (provided the employee remains employed by the Company). As of December 31, 2001, there were 6,244,711 non-forfeited employee stock options and 428,750 non-forfeited outside director stock options granted under the 1999 Plan and 976,539 shares were available for future issuance.

2000 Stock Incentive Plan

        The Company's Board of Directors adopted the 2000 Stock Incentive Plan (the "2000 Plan") in June 2000. The 2000 Incentive Plan provides for the grant of shares of restricted stock and non-qualified stock options to employees (excluding the Company's directors and executive officers), consultants and independent advisors. A total of 1,250,000 shares of the Company's common stock are reserved for issuance under the 2000 Incentive Plan.

        Awards under the 2000 Plan are made at the discretion of the Compensation Committee of the Company's Board of Directors. Options granted under the 2000 Plan typically vest over a three-year period and expire ten years from the date of grant (provided the employee remains employed by the Company). As of December 31, 2001, there were 127,150 non-forfeited shares of restricted stock and 755,504 non-forfeited stock options granted under the 2000 Incentive Plan, and 367,346 shares were available for future issuance.

Deferred Stock-Based Compensation

        The Company uses the intrinsic value method to account for its 1999 and 2000 Incentive Plans. Accordingly, compensation cost is recognized for stock options when, on the date of grant, the current market value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. In the year ended December 31, 1999, the Company recorded deferred compensation of approximately $42.9 million for options granted to employees to purchase approximately 4,654,923 shares of the Company's common stock. In the year ended December 31, 2000, the Company recorded deferred compensation of approximately $633,000, representing the fair value of restricted stock granted to employees as performance based awards and also in replacement of, and in exchange for, cancelled, unvested stock options with exercise prices in excess of the fair market value of the Company's common stock at the time of grant. Unamortized deferred stock-based compensation recorded as a component of stockholders's equity on the Company's balance sheets was $19.8 million at December 31, 2000 and $34.9 million at December 31, 1999. During 2001, as a result of the acceleration of options under the Company's 1999 Stock Incentive Plan due to Comerica's acquisition of Imperial Bancorp on January 30, 2001, the unamortized portion of this charge was recognized by the Company in the first quarter of 2001.

        A summary of the Company's stock plans are as follows for the year ended December 31:

	2001		2000		1999
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at the beginning of the period	6,786,458	$5.02	6,150,743	$4.68	—	—
Granted at fair value	893,000	$6.53	1,216,000	$18.68	1,495,820	$15.12
Granted at less than fair value	—	—	—	—	4,654,923	$1.33
Exercised	(476,645)	$1.39	(115,000)	$10.25	—	—
Cancelled	(365,493)	$9.57	(465,285)	$34.77	—	—

Outstanding at end of period	6,837,320	$5.23	6,786,458	$5.02	6,150,743	$4.68

Exercisable at end of period	6,696,820	$5.24	3,039,424	$3.48	685,161	$1.33

Weighted-average fair value of options granted during the period at fair value		$5.73		$11.56		$9.72
Weighted-average fair value of options granted during the period at less than fair value		—		—		$10.24

        The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$1.33 - $ 2.00	4,152,111	7.72	$1.33	4,152,111	$1.33
$2.04 - $ 5.68	368,373	8.96	$4.39	267,873	$4.61
$6.63 - $ 9.25	1,024,798	8.91	$7.19	984,798	$7.19
$15.00 - $18.87	1,212,038	7.90	$15.03	1,212,038	$15.03
$30.00 - $45.00	80,000	8.13	$37.81	80,000	$37.81

	6,837,320	8.00	$5.23	6,696,820	$5.24

Accounting for Stock-Based Compensation

        The Company uses the intrinsic value-based method of accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for any of its stock options when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option.

        Had compensation cost been determined in accordance with the fair value approach set forth by SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and net loss per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

	Years ended December 31,
	2001	2000	1999
Net loss:
As reported	$(41,321)	$(30,038)	$(10,400)
Pro forma	$(61,394)	$(35,132)	$(12,824)
Basic and diluted net loss per share:
As reported	$(1.88)	$(1.40)	$(0.66)
Pro forma	$(2.80)	$(1.64)	$(0.82)

        For all option grants that were granted prior to the Company's initial public offering in November 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility, and the following weighted-average assumptions: no dividend yield, risk-free interest rate of 5%, and expected lives of 4 years. For the remaining options granted in 1999 but subsequent to the Company's initial public offering, the fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: zero dividend yield, expected volatility of 85%, risk-free interest rate of 5.00% and expected lives of 4 years. The fair value for the options granted in 2000 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: zero dividend yield, expected volatility of 100%, risk-free interest rate of 5.11%, and expected lives of 10 years. The fair value for the options granted in 2001 was estimated at the date of grant using a Black- Scholes option pricing model with the following weighted-average assumptions: zero dividend yield, expected volatility of 89%, risk-free interest rate of 5.05%, and expected lives of 10 years.

5. Income Taxes

        The 2001, 2000 and 1999 income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to pretax income as a result of the following (in thousands):

	12/31/01	12/31/00	12/31/99
Federal tax at statutory rate	$(14,049)	$(10,213)	$(3,536)
Increase in valuation allowance	13,048	10,186	3,526
Stock compensation	1,018	—	—
Other	(17)	27	10

Total tax expense	$—	$—	$—

        The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

	12/31/01	12/31/00
Deferred tax assets
Employee stock compensation	$16,141	$6,485
Other non-deductible items	550	128
Restructuring charge	1,721	—
Net operating loss and credit carry-forwards	15,668	9,149

Gross deferred tax assets	34,080	15,762
Valuation allowance	(32,615)	(15,721)

Total deferred tax assets	1,465	41
Deferred tax liabilities:
Plant and equipment	—	(41)
Software development cost	(1,465)	—

Total deferred tax liabilities	(1,465)	(41)

Net deferred tax assets	$—	$—

        For federal income tax purposes, the Company has net operating loss ("NOL") carryforwards of approximately $40.3 million and $19.5 million for the year ended December 31, 2001 and 2000, respectively, expiring in various years through 2021. The U.S. Tax Reform Act of 1986 contains provisions that limit the NOL carryforwards available to be used in any given year upon the occurrence of certain events, including a significant change of ownership. Management believes that a change in ownership occurred in connection with Comerica's acquisition of Imperial Bancorp and, as a result, the ability of the Company to utilize the NOL's to offset income in the future could be limited.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. Due to the Company's operating losses, there is uncertainty surrounding whether the Company will ultimately realize its deferred tax assets.

        Of the gross deferred tax assets of $34,080,000 existing on December 31, 2001, subsequently recognized tax benefits, if any, in the amount of approximately $832,000 will be applied directly to contributed capital when realized. This amount relates to the tax effect of deductions for stock options included in the Company's net operating loss carryforward.

6. Segment Information

        The Company operates in a single operating segment. The Chief Executive Officer has been identified as the Chief Operating Decision Maker because he has final authority over resource allocation decisions and performance assessment. The Chief Executive Officer reviews financial information by disaggregated revenues by product for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the Chief Executive Officer is consistent with the information presented in the accompanying statements of operations.

	Years ended December 31,
	2001	2000	1999
Revenues by product are:
Transaction fees:
Federal	$19,727	$17,960	$4,343
State	4,162	2,481	557
Local	7,189	5,352	3,692
Other revenues	367	291	249

Total revenues	$31,445	$26,084	$8,841

7. Related Party Transactions

        In January 1998, Imperial Bank (the predecessor majority stockholder of the Company) increased its ownership interest of U.S. Audiotex LLC from 20% to 80% by purchasing a 60% membership interest, or 75% of Beranson Holdings, Inc.'s membership interest, from Beranson Holdings, Inc. for $3,010,000, of which Imperial Bank immediately paid $2,510,000 Beranson. Upon the Company's incorporation on August 24, 1999, Imperial Bank paid the remaining $500,000 balance (and $82,000 of accrued interest) to Beranson. U.S. Audiotex LLC was merged into the Company in September 1999, with the Company being the surviving entity.

        In 1999 Imperial Bank and Beranson Holdings, Inc. made advances to the Company under lines of credit in the combined amount of $2.8 million which bears interest at a floating rate equal to Imperial Bank's prime rate plus 2% per annum. The Company repaid the balance of all amounts outstanding, together with the accrued interest, prior to December 31, 1999.

        Comerica Bank-California (the successor by merger to Imperial Bank) is one of the merchant banks the Company uses to process credit card transactions and perform merchant credit card settlement services. During 2001, 2000, and 1999, the Company paid Comerica Bank-California/Imperial Bank approximately $8.2 million, $5.8 million, and $2.1 million, respectively, for performing these processing and settlement services, which represent 33%, 31%, and 33%, respectively, of the total merchant discount fees paid by the Company during those periods.

        Comerica Bank-California/Imperial Bank has provided other services to the Company. These services included payroll processing, benefits administration and employee recruiting. During the fiscal year ended December 31, 2000, the Company paid Imperial a fee of $135,000 for these services. The Company did not pay any fees to Comerica Bank-California/Imperial Bank for these services in 2001, because effective January 1, 2001, the Company began administering its payroll processing and benefits programs internally and through unaffiliated third-party vendors.

        Comerica Bank-California guarantees the performance of the Company's obligations under six equipment leases. These leases are comprised of a master lease agreement with one lessor for five leases for various furniture and computer equipment and a separate lease agreement for network equipment. Comerica Bank-California will continue to guarantee the six leases until the leases expire.

        Starting in November 2001, the Company obtained its corporate insurance as part of Comerica Incorporated's master policies, and pays its allocated premiums for coverage to independent third-party carriers. In addition, in 2001 the Company incurred $11,560 of premiums payable to Comerica Assurance Ltd., another Comerica subsidiary, for insurance on certain deductibles which otherwise would be payable by the Company in the event of casualty losses under these master policies.

        Bruce Nelson, one of the Company's directors, provided certain consulting services in connection with the Company's marketing and advertising campaigns and corporate positioning strategies, in consideration for which the Company paid Mr. Nelson a $50,000 annual fee. Effective October 2001, he was no longer providing these consulting services.

8. Restructuring and Asset Abandonment

        In November 2001, the Board of Directors approved and the Company initiated a restructuring plan to reduce certain of the Company's operating expenses. The restructuring plan includes a reduction in marketing, administrative and telephony costs, an involuntary reduction of 44 employees, and the consolidation of certain facilities. Concurrently, the Company abandoned certain IVR equipment.

        The following table details restructuring and asset abandonment activities through December 21, 2001 (in thousands).

	Employee Separations	Facility Consolidations	Contract Settlements	Restructuring Total	Asset Abandonment	Restructuring & Asset Abandonment
Charged to operating expense	$2,817	$1,077	$632	$4,526	$1,519	$6,045
Cash paid	(459)	—	—	(459)	—	(459)
Asset abandonment applied	—	—	—	—	(1,519)	(1,519)

Balance at December 31, 2001	$2,358	$1,077	$632	$4,067	$—	$4,067

        "Employee Separations" primarily includes the severance compensation and benefits and associated payroll taxes accrued with respect to the termination of 44 employees. As of December 31, 2001, the employment for 33 of these employees had been terminated and included executive, technical, and administrative personnel. For the year ended December 31, 2001, total accrued charges for severance and benefits amounted to $2.9 million, of which $459,000 was paid by fiscal year end.

        "Facility Consolidations" is a result of the Company taking action to consolidate its office spaces in Stamford, Connecticut and San Ramon, California. Facility consolidation costs represent the contractual lease obligation from the expected date the facility is to be vacated through the end of the lease term. Given the recent vacancy rates of the commercial rental real estate markets in Stamford and San Ramon, as well as the configuration of the spaces vacated by the Company, the Company believes that subleasing such space is not probable and that any sublease income which may be realized is not estimable. The leases for both offices end in mid-2005.

        In the fourth quarter of 2001, the Company recognized an infrequent charge of $1.5 million related to the abandonment of specific equipment which has been taken out of its service. Furthermore, the Company cancelled numerous contracts with its telecommunications service providers and has accrued the maximum contractual obligations payable under the related contract.

9. Severance

        During the second quarter of 2000, the Company incurred approximately $4.1 million in severance and other related charges in conjunction with the departure of its former Chief Financial Officer, Brian W. Nocco, which are included in general and administrative expenses on the statement of operations. The largest of this expense was a non-cash deferred stock-based compensation charge of $3.6 million, representing the acceleration (in connection with the termination of Mr. Nocco's employment and pursuant to the terms of his employment agreement with the Company) of the vesting of stock options granted to Mr. Nocco in August, September and November 1999 at exercise prices below the fair market value of the Company's common stock at the date of grant. The remaining $522,000 is attributable to severance, relocation and other contractual obligations incurred in the second quarter of 2000.

10. Selected Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year 2001:
Net revenue	$3,502	$19,784	$3,878	$4,281
Net loss	(24,135)	(3,610)	(4,131)	(9,445)
Loss per share (Basic and diluted)	$(1.10)	$(0.16)	$(0.19)	$(0.43)
Year 2000:
Net revenue	$1,824	$17,715	$3,414	$3,131
Net loss	(8,949)	(8,928)	(6,076)	(6,085)
Loss per share (Basic and diluted)	$(0.42)	$(0.42)	$(0.28)	$(0.28)
Year 1999:
Net revenue	$830	$5,283	$1,095	$1,633
Net income/(loss)	(121)	61	(1,480)	(8,860)
Net income/(loss) per share (Basic and diluted)	$(0.01)	$0.00	$(0.10)	$(0.50)

11. Subsequent Events (unaudited)

        In the first quarter of 2002, the Company entered into cooperative advertising arrangements with certain of the credit card companies, pursuant to which it will receive from such companies a net amount of $550,000 for use in the Company's 2002 April tax season advertising campaign. The Company will consider these funds as a reimbursement of costs incurred and will net the proceeds against sales and marketing expenses as incurred.

OFFICIAL PAYMENTS CORPORATION

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash	$2,097	$3,569
Short-term investments	43,214	45,561
Accounts receivable, net	6,545	3,666
Prepaid expenses and other current assets	115	105

Total current assets	51,971	52,901
Property and equipment, net	5,971	6,902
Other assets	44	44

Total assets	$57,986	$59,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,947	$3,323
Accrued merchant discount fees	1,473	1,775
Accrued payroll	223	274
Accrued expenses	2,308	2,106
Restructuring obligations	1,550	2,038
Current portion of capital lease obligations	532	543

Total current liabilities	11,033	10,059
Long-term portion of capital lease obligations	52	165
Long-term restructuring obligations	1,945	2,029

Total liabilities	13,030	12,253

Stockholders' equity:
Common stock, $.01 par value; 150,000,000 shares authorized; 22,254,251 and 21,981,615 shares issued and outstanding as of March 31, 2002 and December 31, 2001, respectively	223	220
Additional paid-in capital	130,487	130,127
Accumulated other comprehensive loss	(41)	—
Accumulated deficit	(85,713)	(82,753)

Total stockholders' equity	44,956	47,594

Total liabilities and stockholders' equity	$57,986	$59,847

See accompanying notes to unaudited condensed financial statements.

OFFICIAL PAYMENTS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2002	2001
Revenues	$4,346	$3,502
Cost and expenses:
Cost of revenues	3,128	2,805
Sales and marketing	1,039	2,380
Development costs	876	1,039
General and administrative	1,557	2,105
Depreciation expense	927	454
Amortization of deferred stock-based compensation.	—	19,803

Total operating expenses	7,527	28,586

Loss from operations	(3,181)	(25,084)
Other income, net	221	949

Net loss	$(2,960)	$(24,135)

Basic and diluted net loss per share	$(0.13)	$(1.10)

Weighted average shares used in computing basic and diluted net loss per share	22,027	21,846

See accompanying notes to unaudited condensed financial statements.

OFFICIAL PAYMENTS CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2002	2001
Cash flows used in operating activities:
Net loss	$(2,960)	$(24,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	927	454
Amortization of deferred stock-based compensation	—	19,803
Bad debt expense	6	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,885)	1,294
Prepaid expenses and other assets	(10)	166
Accounts payable and accrued merchant discount fees, payroll and expenses	1,473	4,188
Restructuring obligations	(572)	—

Net cash provided by (used in) operating activities	(4,021)	1,770

Cash flows from investing activities:
Proceeds from sale of short-term investments, net	2,306	4,115
Capital expenditures	4	(1,270)

Net cash provided by investing activities	2,310	2,845

Cash flows from financing activities:
Proceeds from exercise of stock options, net	363	643
Repayment of capital leases obligations	(124)	(126)

Net cash provided by financing activities	239	517

Net increase (decrease)in cash	(1,472)	5,132
Cash at the beginning of the period	3,569	3,783

Cash at the end of the period	$2,097	$8,915

Supplemental disclosure of cash flow information:
Cash paid for interest	$6	$32

See accompanying notes to unaudited condensed financial statements.

OFFICIAL PAYMENTS CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

The Company

        Official Payments Corporation (the "Company" or "Official Payments") is a leading provider of electronic payment options to government entities, enabling consumers to use their credit cards to pay, through the Internet or by telephone, federal and state income taxes, sales and use taxes, real estate and personal property taxes, tuition payments, utility payments, motor vehicle fees, fines for traffic violations and parking citations and other government-imposed taxes and fees. The Company commenced operations on June 26, 1996, initially offering its credit card payment services for the payment of fines for traffic violations, parking citations and real estate and personal property taxes. In 1998, the Company signed a credit card payment contract with the Internal Revenue Service ("IRS") to provide its services for the payment by telephone of personal federal "balance due" income tax in 1999. In 2000, the Company began processing estimated and extension tax payments, as well. In 2000, the Company entered into a contract with the IRS for an initial one-year term (2001), which the IRS subsequently renewed for an additional year (2002). That contract authorized the Company to collect credit card payments via its Internet platform, as well as by telephone. In August 2001, the Company announced that the IRS had further expanded the scope of its agreement with the Company to include two additional payment categories beginning in 2002: current-year delinquent tax payments and installment tax payments. In late April 2002, the IRS awarded the Company a new contract to continue providing its electronic credit card payment services for an initial one-year term, with the IRS having the option to renew this new contract for four additional one-year terms.

        As of March 31, 2002, the Company was processing, or had recently entered into agreements to process, payments for the District of Columbia, 21 state governments and over 1,200 counties and municipalities in all 50 states. The highest concentrations of local government entities serviced by the Company are in California, Michigan, Texas, Virginia and Washington.

        Comerica Incorporated, a financial holding company, is the record owner of approximately 52% of the outstanding common stock of the Company.

Basis of Presentation

        The accompanying condensed financial statements as of March 31, 2002 and the three months ended March 31, 2002 and 2001, are unaudited. The condensed balance sheet at December 31, 2001 has been derived from audited financial statements at that date. The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements, and in the opinion of management, reflect all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 2002 and for the three months ended March 31, 2002 and 2001. These adjustments are of a normal, recurring nature. These condensed financial statements and notes thereto are unaudited and should be read in conjunction with the Company's audited financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The results for the three months ended March 31, 2002 are not necessarily indicative of the expected results for the year ending December 31, 2002.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Some of the significant estimates embedded in the financial statements include the allowance for sales returns, doubtful accounts, and accruals for restructuring obligations and facility consolidations. With respect to estimating the allowance for doubtful accounts, management analyzes its historical reversals and chargebacks experience, the aging of accounts receivable, customer and product specific factors and client credit worthiness. In determining restructuring obligations, management considered the number of individuals affected by the action, the expected date of termination and the applicable severance amount. In addition, for lease termination obligations, management considered the actual or expected date of termination and did not consider any possible sublease income since the realization of sublease income is not probable and is not estimable.

Reclassification

        Certain amounts in financial statements for prior years have been reclassified to conform to the current year's presentation.

Cash and Restricted Cash

        Cash consists of demand deposits and certificates of deposit with original maturities of three months or less.

        In December 1999, the Company entered into a letter of credit agreement to secure a facilities operating lease for the corporate headquarters located in Stamford, Connecticut. As part of this agreement, the Company is required to hold a three-month certificate of deposit as a form of security for the letter of credit. As of March 31, 2002, the three-month certificate of deposit amounted to approximately $151,000.

Short-term Investments

        As of March 31, 2002, the Company had short-term investments of $43.2 million. The Company classifies its short-term investments as "available-for-sale." Financial instruments classified as short-term investments include government securities and commercial paper (with a Standard and Poor's rating of A-1 or better), with maturity dates of generally less than twelve months. Such short-term investments are recorded at fair value, with unrealized holding losses reported as a separate component of stockholders' equity. As of March 31, 2002, the unrealized holding losses were approximately $41,000. There were no unrealized holding losses as of December 31, 2001.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company performs ongoing credit evaluations of its clients and generally does not require collateral. Uncollectible accounts have been insignificant to date.

        Most of the Company's agreements with its clients (including the IRS) can be terminated by the respective client without cause on short notice, generally 30 to 90 days. In addition, a client may choose not to renew its contract with the Company or may not choose the Company's proposal in response to a Request for Proposals to perform additional service or the existing service in subsequent time periods. If one of the Company's larger existing government clients (such as the IRS) chooses to terminate its contract or memorandum of understanding with the Company, the business, operating results and financial condition of the Company could be materially and adversely affected.

Impairment of Long-lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets," the Company periodically evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset and the Company's terminal value. If any assets are considered to be impaired, the impairment to be recognized in the current period is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Since June 26, 1996 (inception) through March 31, 2002, no impairment losses have been identified.

Restructuring Charge

        Restructuring activities are accounted for in accordance with the guidance provided by the Emerging Issue Task Force (EITF) in EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" and the Securities and Exchange Commission in SAB No. 100 "Restructuring and Impairment Charges." With respect to the recognition of restructuring expenses, these two pronouncements generally require management approval of the restructuring plan, the determination of the employees to be terminated and communication of the severance benefits arrangement to the employees.

Stock-based Compensation

        The Company uses the intrinsic value method of accounting for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized on a straight-line basis over the vesting period of the individual awards consistent with the method described in Accounting Principles Board (APB) Opinion No. 25.

        In the first quarter of 2001, the Company fully amortized the $19.8 million of deferred stock-based compensation for employee stock options and restricted shares of common stock that became fully vested, pursuant to the terms of the Company's stock incentive plans, as a result of Comerica Incorporated's acquisition of Imperial Bancorp (the parent of the Company's majority controlling stockholder), which constituted a change of control of the Company.

Comprehensive Loss

        Comprehensive loss is comprised of net loss and unrealized losses on available-for sale marketable securities. The Company's comprehensive loss is as follows (in thousands):

	Three Months Ended March 31,
	2002	2001
Net loss	$(2,960)	$(24,135)
Change in unrealized loss on available-for-sale securities	(41)	—

	$(3,001)	$(24,135)

Revenue Recognition

        The Company's revenues are derived primarily from convenience fees paid by consumers for credit card payment services provided by the Company. Convenience fees are charged based on the amount of the payment processed and the type of obligation being paid. Revenues are recognized in the period in which the services are provided. The revenues are presented net of a provision for convenience fees when the collection of the amount due is not reasonably assured but is estimated and established in the period in which the services are provided.

        In the normal course of business and with respect to certain government clients, the Company collects tax payments in addition to the convenience fees, and then forwards the tax payments to the government entities. The Company's obligation with respect to the tax payments totaled approximately $0, and $678,000 at March 31, 2002 and December 31, 2001, respectively and is included in Accounts Payable on the accompanying balance sheet.

Advertising Expense

        The cost of advertising is expensed as incurred. Such costs are included in sales and marketing expense on the condensed statement of operations and totaled approximately $220,000 and $1.4 million for the three months ended March 31, 2002 and 2001, respectively.

        In 2001 and the beginning of 2002, the Company entered into cooperative advertising arrangements with four of its credit card partners pursuant to which it will receive a total of $900,000 from the companies for use in the Company's 2002 April tax season advertising campaign. The Company considers these funds to be a reimbursement of costs incurred and nets the proceeds against advertising expenses as incurred.

Accounting for Income Taxes

        Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rate on deferred tax assets and liabilities is recognized in income in the period that includes the tax rate change enactment date. A valuation allowance is recorded to reduce deferred tax assets reported if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Note 2. Net Loss Per Share

        Net loss per share is computed in accordance with SFAS No. 128, "Earnings per Share". Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of outstanding shares of common stock during the period. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options to purchase common stock using the treasury stock method.

        Net loss per share does not include the effect of 3,890,475 and 4,422,278 options to purchase common stock with a weighted average exercise price of $1.33 and $1.55 per share for the three months ended March 31, 2002 and 2001, respectively, because the effects are anti-dilutive.

Note 3. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	March 31, 2002	December 31, 2001
Computer equipment	$6,766	$6,771
Purchased software development cost	6,477	6,477
Furniture and fixtures	803	803

	14,046	14,051
Less: Accumulated depreciation	8,075	7,149

	$5,971	$6,902

        The Company has adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs for the development of internally used software be capitalized, including costs of coding, software configuration, upgrades and enhancements. Upon completion of the application and infrastructure development stage, the Company amortizes these costs on a straight-line basis over an estimated useful life of three years. As of March 31, 2002 and December 31, 2001, the Company capitalized approximately $6.5 million of its internally developed Web site. The net book values of these costs were approximately $4.3 million and $4.8 million as of March 31, 2002 and December 31, 2001, respectively.

        Certain computer equipment, software and office equipment are recorded under capital leases that aggregated $1.6 million as of March 31, 2002 and December 31, 2001. Accumulated depreciation on the assets recorded under capital leases aggregated $1.4 million and $1.3 million as of March 31, 2002 and December 31, 2001, respectively. Depreciation expense was $927,000 and $454,000 for the three months ended March 31, 2002 and 2001, respectively, which included depreciation expense for assets under capital leases of $63,000 and $125,000 for the three months ended March 31, 2002 and 2001, respectively.

Note 4. Amortization of Deferred Stock-based Compensation

        Deferred stock-based compensation are non-cash and have been presented as a separate component of operating expense in the Company's statement of operations. The following table shows the costs (in thousands) of such charges as allocated to sales and marketing, development costs and general and administrative expenses, which allocation is based on the functional responsibilities of the underlying employees:

	Three Months Ended March 31,
	2002	2001
Sales and marketing	$—	$1,872
Development costs	—	53
General and administrative	—	17,878

	$—	$19,803

        During the first quarter of 2001, the Company fully amortized the $19.8 million of deferred stock-based compensation for employee stock options and restricted shares of common stock that became fully vested, pursuant to the terms of the Company's stock incentive plans, as a result of Comerica Incorporated's acquisition of Imperial Bancorp (the parent of the Company's majority controlling stockholder), which constituted a change of control of the Company.

Note 5. Other Income, Net

        Other income, net, consists of the following (in thousands):

	Three Months Ended March 31,
	2002	2001
Interest income	$237	$1,006
Interest expense	(19)	(32)
Other income (expenses), net	3	(25)

	$221	$949

Note 6. Concentration of Revenues

        In the three months ended March 31, 2002 and 2001, transaction fees from IRS payments accounted for 36% and 47% of total revenues, respectively. The Company currently has agreements with the IRS which authorize the Company to collect credit card payments for balance due, estimated and extension taxes, current-year delinquent taxes and installment agreement tax payments.

Note 7. Segment Information

        The Company operates in a single operating segment. The Chief Executive Officer has been identified as the Chief Operating Decision Maker because he has final authority over resource allocation decisions and performance assessment. The Chief Executive Officer reviews revenues by product for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the Chief Executive Officer is consistent with the information presented in the accompanying condensed statements of operations.

	Three Months Ended March 31,
	2002	2001
Revenues by product are:
Transaction fees:
Federal	$1,555	$1,641
State	662	485
Local	2,052	1,348
Other revenues	77	28

Total revenues	$4,346	$3,502

Note 8. Restructuring and Asset Abandonment

        The following table details the restructuring and asset abandonment activities during the three months ended March 31, 2002 (in thousands):

	Employee Separation	Facility Consolidations	Contract Settlements	Restructuring Total	Asset Abandonment	Restructuring & Asset Abandonment
Balance at December 31, 2001	$2,358	$1,077	$632	$4,067	—	$4,067
Cash paid	(360)	(34)	(178)	(572)	—	(572)

Balance at March 31, 2002	$1,998	$1,043	$454	$3,495	—	$3,495

TIER TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2002
(in thousands)

	Company	OPC	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$54,636	$2,097	$(15,539)	(1,5)	$41,194
Short-term investments	24,179	43,214	(35,279)	(1,2,5)	32,114
Accounts receivable, net	26,735	6,545			33,280
Prepaid expenses and other current assets	5,222	115			5,337

Total current assets	110,772	51,971	(50,818)		111,925
Equipment and software, net	8,053	5,971	(4,965)	(3)	9,059
Notes and accrued interest receivable from related parties	2,016	—			2,016
Goodwill and other acquired intangible assets, net	33,700	—	38,110	(1)	71,810
Long-term investments	23,348	—	(23,348)	(1)	—
Other assets	5,040	44			5,084
Net assets of discontinued operations	3,803	—			3,803

Total assets	$186,732	$57,986	$(41,021)		$203,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$842	$4,947			$5,789
Accrued liabilities	6,871	3,781	$2,418	(1,6,7)	13,070
Accrued subcontractor expenses	460	—			460
Accrued compensation and related liabilities	2,956	223	152	(7)	3,331
Purchase price payable	5,949	—			5,949
Other current liabilities	2,630	2,082	1,425	(4)	6,137

Total current liabilities	19,708	11,033	3,995		34,736
Long-term debt, less current portion	7,756	52			7,808
Other liabilities	588	1,945	(60)	(4)	2,473

Total liabilities	28,052	13,030	3,935		45,017

Shareholders' equity:
Common stock	159,616	223	(223)	(1)	159,616
Additional paid-in capital	—	130,487	(130,487)	(1,2)	—
Notes receivable from shareholders	(1,773)	—			(1,773)
Accumulated other comprehensive loss	(805)	(41)	41	(1)	(805)
Retained earnings (deficit)	1,642	(85,713)	85,713	(1,3,4,6)	1,642

Total shareholders' equity	158,680	44,956	(44,956)		158,680

Total liabilities and shareholders' equity	$186,732	$57,986	$(41,021)		$203,697

(1)
Record preliminary purchase accounting entries for OPC. The initial purchase price was approximately $70.6 million, including estimated acquisition costs, and was paid in cash after liquidating investments of approximately $37.3 million. These entries are subject to change as a result of the finalization of the valuation and the determination of the limitation of the net operating loss carryforwards due to the change in control.

(2)
Record buyout of in-the-money stock options of $5,307 as a result of the acquisition.

(3)
Record the fair value of fixed assets based on preliminary valuation report.

(4)
Record severance liability of $1,425 and reduction in restructuring liability of $60 as a result of the acquisition.

(5)
Reclassify OPC cash equivalents of $16,023 from short-term investments consistent with the Company's presentation.

(6)
Record OPC costs related to the acquisition of $790.

(7)
Reclassify OPC compensation related liabilities of $152 consistent with the Company's presentation.

TIER TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended March 31, 2002
(in thousands, except per share data)

	Company(1)		OPC(3)	Pro Forma Adjustments		Pro Forma
Revenues	$45,074	(2)	$8,627			$53,701
Cost of revenues	26,821	(2)	6,364			33,185

Gross profit	18,253		2,263			20,516
Costs and expenses:
Selling and marketing	2,637		1,673			4,310
General and administrative	7,736		5,542			13,278
Restructuring and asset abandonment	—		6,045			6,045
Depreciation and amortization	2,722		1,987	$567	(4,5)	5,276

Income (loss) from continuing operations	5,158		(12,984)	(567)		(8,393)
Interest income (expense), net	631		579			1,210

Income (loss) from continuing operations before income taxes	5,789		(12,405)	(567)		(7,183)
Provision for income taxes	2,142		—	(2,142)	(6)	—

Income (loss) from continuing operations, net of income taxes	$3,647		$(12,405)	$1,575		$(7,183)

Income (loss) from continuing operations, net of income taxes:
Per common share	$0.23					$(0.45)

Per diluted share	$0.21					$(0.45)

Shares used in computing basic income (loss) from continuing operations per share	15,865					15,865

Shares used in computing diluted income (loss) from continuing operations per share	17,231			(1,366)	(7)	15,865

(1)
Reflects the treatment of the Australian operation as a discontinued operation for the six months ended March 31, 2002 as reported in the Quarterly Report on Form 10-Q filed May 15, 2002.

(2)
Revenues and cost of revenues for the six months ended March 31, 2002 include reimbursable expenses.

(3)
The results of operations of OPC include the operating results for the fourth quarter of the calendar year ended December 31, 2001 and the quarter ended March 31, 2002.

(4)
Record amortization of intangible assets of $1,503 as a result of the acquisition. Intangible assets of $28,900 are being amortized over useful lives of three to ten years.

(5)
Reduce depreciation expense by $936 based on fair value of fixed assets acquired.

(6)
Record tax benefit of OPC loss only to the extent it offsets taxable income of the Company in the current year as final determination has not been made as to the limitation on utilization of OPC's net operating loss carryforwards.

(7)
Reduce diluted shares by common stock equivalents as they are anti-dilutive on a pro forma basis.

TIER TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For The Fiscal Year Ended September 30, 2001
(in thousands, except per share data)

	Adjusted Company(1)		OPC(3)	Pro Forma Adjustments		Pro Forma
Revenues	$96,041	(2)	$31,445			$127,486
Cost of revenues	58,549	(2)	26,364			84,913

Gross profit	37,492		5,081			42,573
Costs and expenses:
Selling and marketing	6,272		6,568			12,840
General and administrative	16,236		13,155			29,391
Restructuring and asset abandonment	—		6,045			6,045
Amortization of deferred stock-based compensation	—		19,803			19,803
Depreciation and amortization	5,152		3,368	$1,739	(4,5)	10,259

Income (loss) from continuing operations	9,832		(43,858)	(1,739)		(35,765)
Interest income (expense), net	788		2,537			3,325

Income (loss) from continuing operations before income taxes	10,620		(41,321)	(1,739)		(32,440)
Provision for income taxes	3,887		—	(3,887)	(6)	—

Income (loss) from continuing operations, net of income taxes	$6,733		$(41,321)	$2,148		$(32,440)

Income (loss) from continuing operations, net of income taxes:
Per common share	$0.53					$(2.56)

Per diluted share	$0.50					$(2.56)

Shares used in computing basic income (loss) from continuing operations per share	12,687					12,687

Shares used in computing diluted income (loss) from continuing operations per share	13,455			(768)	(7)	12,687

(1)
Reflects the elimination of Tier Australia's operations, net of intercompany transactions as reported in Form 8-K filed on September 17, 2002.

(2)
Revenues and cost of revenues for the fiscal year ended September 30, 2001 do not include reimbursable expenses.

(3)
The results of operations of OPC are for the calendar year ended December 31, 2001.

(4)
Record amortization of intangible assets of $3,007 as a result of the acquisition. Intangible assets of $28,900 are being amortized over useful lives of three to ten years.

(5)
Reduce depreciation expense by $1,268 based on fair value of fixed assets acquired.

(6)
Record tax benefit of OPC loss only to the extent it offsets taxable income of the Company in the current year as final determination has not been made as to the limitation on utilization of OPC's net operating loss carryforwards.

(7)
Reduce diluted shares by common stock equivalents as they are anti-dilutive on a pro forma basis.

QuickLinks

  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Independent Auditors' Report
OFFICIAL PAYMENTS CORPORATION BALANCE SHEETS (in thousands, except share and per share data)
OFFICIAL PAYMENTS CORPORATION STATEMENTS OF OPERATIONS (in thousands, except per share data)
OFFICIAL PAYMENTS CORPORATION STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
OFFICIAL PAYMENTS CORPORATION STATEMENTS OF CASH FLOWS (in thousands)
OFFICIAL PAYMENTS CORPORATION NOTES TO FINANCIAL STATEMENTS
OFFICIAL PAYMENTS CORPORATION CONDENSED BALANCE SHEETS (in thousands, except share amounts)
OFFICIAL PAYMENTS CORPORATION CONDENSED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)
OFFICIAL PAYMENTS CORPORATION CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
OFFICIAL PAYMENTS CORPORATION NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
TIER TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2002 (in thousands)
TIER TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the Six Months Ended March 31, 2002 (in thousands, except per share data)
TIER TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For The Fiscal Year Ended September 30, 2001 (in thousands, except per share data)